Exhibit 99.1

CONTACT:	Kim Rudd
Executive Assistant
(585) 784-3324

Investors and Media: Melanie Dambre
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. APPOINTS MATT HENSON CHIEF HUMAN RESOURCES OFFICER

ROCHESTER, N.Y. – July 6, 2021 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced the appointment of Matt Henson as Chief Human Resources Officer, effective immediately. Mr. Henson brings over 25 years of experience in human resources, leading field-focused human capital management strategies for large retailers. He most recently served as Vice President of Field Human Resources at AutoZone where he played an instrumental role in building large-scale performance-driven teams. In his new role, Mr. Henson will lead Monro’s human resources function and strategy, including talent acquisition, learning and development, employee engagement, Diversity, Equity & Inclusion (“DE&I”) initiatives, and all other facets of organizational and performance management.

“Matt brings the exact expertise we need to drive an engaged, inclusive and high-performing team. His extensive experience in the automotive aftermarket industry and impressive track record of aligning talent development with business goals will be instrumental in advancing our vision to be a best-in-class service organization,” said Mike Broderick, President and Chief Executive Officer. “Most importantly, Matt shares our core value that our Teammates are the foundation of our business and will be the key drivers to realize the full potential of our growth strategy. His passion for people and commitment to building a strong and diverse team will be critical in our success through the next phase of our transformation.”

“I am honored to join Monro’s experienced and passionate leadership team and excited to build upon the Company’s culture of operational excellence and customer service to help achieve its strategic goals,” said Henson. “I’m excited to work alongside Mike and the entire leadership team who share a commitment to keep people at the forefront and know the value of investing in talent. As Monro advances in its transformation journey, I look forward to supporting the growth of our Teammates and continuing to build a diverse workplace to best serve our customers and communities.”

Mr. Henson joins Monro, Inc. from AutoZone, where he served as the Vice President of Field Human Resources. In this role, he led the field human resources organization where he ensured the organization was supported by the right talent to maximize growth opportunities and deliver strong customer service to more than 6,500 retail stores. Additionally, he played a key role in global talent acquisition and, under his leadership, AutoZone was ranked as Forbes Best Employers for New Graduates in 2020. Prior to joining AutoZone, Mr. Henson served as Vice President of Concept Human Resources at Bloomin’ Brands, where he developed and implemented the human resources strategy for multiple restaurant chains. In this role, he led the organization’s cultural shift to embracing diversity as a business strategy, and in 2014, was recognized by the National Diversity Council for his outstanding leadership through the Multi-Cultural Leadership Award. Prior to Bloomin Brands, he was the Director of Talent Acquisition for the Americas at Dell, where he was responsible for developing talent acquisition initiatives to support sales, manufacturing, and corporate functions for the Americas. Additionally, he was the Director of Human Resources Corporate Group where he continually improved diversity and talent bench by facilitating the business unit organizational human resources planning process. Previously, Mr. Henson was Senior Vice President of Human Resources at NRT, where he shaped the organization’s human resources function, developing strategies for human capital management, organizational development, succession planning, compensation and diversity. Mr. Henson started his career at AutoZone as a store manager, where he later held multiple human resources management and recruiting roles.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a growing market share and a focus on sustainable growth, the Company generated $1.1 billion in sales in fiscal 2021 and continues to expand its national presence through strategic acquisitions and the opening of newly constructed stores. Across nearly 1,300 stores and 9,000 service bays nationwide, Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly-trained Teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit www.monro.com.